EXHIBIT 99.1

WRITTEN STATEMENT
PURSUANT TO
18 U.S.C. SECTION 1350

   The undersigned, Richard K. Matros, the Chief Executive Officer, of Sun Healthcare Group, Inc. (the "Company"), pursuant to 18 U.S.C. Section 1350, hereby certifies that:

(i)   the Annual Report on Form 10-K for the year ended December 31, 2002 of the Company (the "Report") fully complies with the requirements of section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

(ii)   the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 26, 2003	/s/ Richard K. Matros
Richard K. Matros

   A signed original of this written statement required by Section 906 has been provided to Sun Healthcare Group, Inc. and will be retained by Sun Healthcare Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.